Exhibit 99.1
SAP to Explore a Sale of its Stake in Qualtrics

In line with SAP’s strategic initiative to streamline its portfolio, SAP has decided to explore a sale of its stake in Qualtrics.

This would be a continuation of the strategy we set at the time of the Qualtrics IPO in 2021. SAP believes that this potential transaction could unlock significant value for both companies and their shareholders: for SAP, to focus more on its core cloud growth and profitability; for Qualtrics, to extend its leadership in the XM category that it pioneered.

Since the acquisition, Qualtrics has increased revenue by 3.5x to ~ $1.5 billion while delivering profitability, and has significantly expanded its offerings and enterprise customer adoption. In the event of a successful transaction, SAP intends to remain a go-to-market and technology partner, servicing its joint customers and contributing to its growth and category leadership.

A final decision on any transaction, its conditions and timing is subject to market conditions, agreement on acceptable terms, regulatory approvals and the approval of the SAP SE Supervisory Board. SAP has retained Morgan Stanley as financial advisor to assist in the exploration of the sale of its stake in Qualtrics.